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                                                                   Exhibit 10.29


                   EXECUTIVE BONUS PLAN FOR CALENDAR YEAR 2001


Payout guidelines for participants employed by Maxwell Technologies, Inc., Maxwell Electronic Components Group, Inc. and I-Bus/Phoenix, Inc.:

1. Maxwell Electronic Components Group, Inc. and I-Bus/Phoenix, Inc. ("Divisions") bonus payouts will be based upon respective Division results only. Division payouts will not be influenced by overall Maxwell Technologies, Inc. results. An exception relates to Division Presidents, for whom the payouts will be determined two-thirds based on the results for the respective Division and one-third based upon consolidated Maxwell Technologies, Inc. results.

     Bonuses for employees of Maxwell Technologies, Inc. ("Corporate") will be paid out based on consolidated Maxwell Technologies, Inc. results, including PurePulse.

2. If YTD results at end of first half are equal to 100% of the First Half "Threshold" Amounts for BOTH sales and operating income, a payout equal to 25% of the full year target bonus will be paid to all bonus plan participants, except the CEO and direct reports to the CEO ("Executive Staff"), following the release of earnings for Q2. The Executive Staff shall not be eligible for mid-year payouts under the bonus plan.

3. The remaining 75% of the target bonus (or the full 100% if there is no payout at the end of the first half) will begin to be earned if the full year results reach the Full Year "Threshold" amounts for BOTH sales and operating income. There will be no year-end bonus payout if BOTH sales and operating income do not meet the respective Threshold amounts.

4. Half (50%) of the full year target bonus will be earned, pro rata, on results achieved which are greater than the Threshold amounts, up to and including the full Plan amounts. The payout will be weighted one-third on sales and two-thirds on operating income.

5. If 100% or more of BOTH Plan sales and Plan operating income are achieved, year-end bonus payouts will be made at 100% of target.

6. All year-end bonus payouts will be paid following the release of Q4 results for the Company, and will be paid net of any amounts paid out at the end of the first half.

7. Results from acquired businesses and other transactions not in the ordinary course and not included in the Plan will be excluded from the results for purposes of determining bonus payouts.

8. At the discretion of the Division Presidents, Division payouts can be further subject to the achievement of individual business unit or country targets, within the constraints of the overall maximum payout computed above.

9. Further, at the discretion of the Division Presidents, up to 20% of an individual's bonus achievement can be determined by performance of management objectives to be agreed with the individual, subject to an overall cap on bonus payouts as computed above.

Payout for participants employed by PurePulse Technologies, Inc. will be subject to the achievement of the Financial Plan of PurePulse as well as the achievement of certain business operating milestones, which are expected to enhance the enterprise value of PurePulse. PurePulse participants are not eligible for mid-year payouts under the bonus plan.